UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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The McClatchy Company

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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 1, 2011

To our Shareholders:

I am pleased to invite you to attend the 2011 Annual Meeting of Shareholders of The McClatchy Company on Wednesday, May 18, 2011, at 9 a.m., local time, in the Regency F Ballroom on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year; (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors; (iii) approve, in a non-binding vote, the compensation of McClatchy’s named executive officers; and (iv) recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the four (4) items proposed by the Board are in the best interests of McClatchy and its shareholders and recommends that you vote in favor of the Board’s recommendations on these proposals.

In addition to these items of business, I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Gary Pruitt
Chairman, President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

THE McCLATCHY COMPANY

TO BE HELD MAY 18, 2011

To our Shareholders:

The 2011 Annual Meeting of Shareholders of The McClatchy Company will be held on Wednesday, May 18, 2011, at 9 a.m., local time, in the Regency F Ballroom on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814, for the following purposes:

1.	To elect directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2011 fiscal year;

3.	To approve, in a non-binding vote, the compensation of the Company’s named executive officers;

4.	To recommend, in a non-binding vote, whether a resolution that a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen the close of business on March 22, 2011, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about April 1, 2011.

By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

April 1, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816. This proxy is for use at McClatchy’s 2011 Annual Meeting of Shareholders to be held on Wednesday, May 18, 2011, at 9 a.m. local time, in the Regency F Ballroom on the first floor of the Hyatt Regency Hotel, 1209 L Street, Sacramento, California 95814.

This proxy statement contains important information regarding McClatchy’s 2011 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 22, 2011, the record date, there were outstanding 60,241,397 shares of McClatchy’s Class A Common Stock and 24,800,962 shares of McClatchy’s Class B Common Stock. The Board of Directors is first sending this proxy statement and form of proxy to shareholders on or about April 1, 2011.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of directors, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 22, 2011, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still vote by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may vote by proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm; FOR the approval of the compensation of McClatchy’s named executive officers; and FOR the recommendation that a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every three years. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Voting by Mail.    By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet.    To vote on the internet, please follow the instructions included on your proxy card. If you vote on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s corporate secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s bylaws is the number of shares sufficient to constitute a majority of the outstanding voting power of McClatchy common stock as of the record date, must be present in order to hold the meeting and to conduct business. In addition, with respect to the election of directors, at least one-third of the shares of each class of common stock (Class A and Class B) must be present to establish a quorum under the Delaware General Corporation Law. Shares are counted as being present at the meeting if you appear in person at the meeting or if you vote your shares by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the New York Stock Exchange (“NYSE”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote.

Effect of Not Casting Your Vote

If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement) or the advisory votes regarding executive compensation (Items 3 and 4 of this Proxy Statement). In the past, if you held your shares through a broker, bank or other nominee and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.

Recent changes in regulation were made to remove the ability of your broker, bank or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you do not instruct your broker, bank or other nominee how to vote in the election of directors or on the advisory say on pay and say when on pay votes, no votes will be cast on your behalf. Your broker, bank or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the

Company’s independent registered public accounting firm (Item 2 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote, on all matters other than the election of directors presented at the meeting. If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. Pursuant to the Company’s Bylaws, as amended and restated, and subject to Delaware General Corporation Law and applicable NYSE rules, shareholder approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Therefore, with respect to proposals other than the election of directors and the advisory say on pay and say when on pay votes, under the Delaware General Corporation Law and applicable NYSE rules, an abstention has the same effect as a vote against the proposal. With respect to the election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at (916) 321-1846; or

•	viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2011. This proxy statement, our 2010 annual report to our shareholders and our annual report on Form 10-K for the year ended December 26, 2010, are available at http://www.RRDEZProxy.com/2011/TheMcClatchyCompany.

PROPOSALS

Item 1.    Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

Each nominee is presently a director of McClatchy. Larry Jinks, currently a Class B director, is not standing for re-election to the Board, and the Board approved a decrease in the size of the Board to eleven (11) to be effective on the date of the Annual Meeting. The directors elected will serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any director nominee is unable or declines to serve as a director at the time of the meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The eight nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions and you are a shareholder of record, your shares will be voted, as applicable based on the class or classes of shares you hold, FOR each of the Class A nominees for director proposed by the Board of Directors and/or FOR each of the Class B nominees for director proposed by the Board of Directors. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 62, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of the Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Kathleen Foley Feldstein, 69, has been a director of McClatchy since 2006, joining the Board of Directors upon the close of McClatchy’s acquisition of Knight-Ridder, Inc. on June 27, 2006. Ms. Feldstein served on the Knight-Ridder board of directors from 1998 to the date of the acquisition. Since 1987, she has been president of Economics Studies, Inc., a private consulting firm in Massachusetts. She serves on the board of directors of BlackRock Closed End Funds and was chairman of the board of directors of McLean Hospital in Belmont, Massachusetts, from 2000 to 2008. She is a director of Catholic Charities of Boston, a social not-for-profit company. With her previous experience as a director of Knight-Ridder, extensive background as an economist, and service on the boards of other public and not-for-profit companies, Ms. Feldstein brings to our Board expertise in corporate strategy development as well as financial and business acumen.

S. Donley Ritchey, 77, has been a director of McClatchy since July 1985. He retired from Lucky Stores, a diversified retail company, in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey currently is a director of De La Salle Institute and John Muir Physician Network and is managing partner of Alpine Partners, a family investment general partnership. He is a retired director of AT&T, Inc. and John Muir Health where he served as board chair. Mr. Ritchey has extensive experience serving on boards of directors and has years of executive experience as the chief executive officer of another public company, which gives him significant executive leadership, management and financial oversight experience. His experience and background qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. In addition, Mr. Ritchey’s long tenure on our Board gives him considerable knowledge of McClatchy and its business.

Nominees for Class B Director

Leroy Barnes, Jr., 59, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his bachelor’s and master’s degrees from Stanford University and his MBA from Stanford Business School. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. (formerly Citizens Communications, Inc.) and Herbalife, Ltd. Mr. Barnes’ experience as an finance executive at other publicly-traded companies as well has his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1 58, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

Brown McClatchy Maloney,1 55, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Olympic View Publishing, publisher of the Sequim Gazette and Forks Forum, and Radio Pacific, owner of KONP radio, an ABC affiliate in western Washington State. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News, The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy, 1 48, has been a director of McClatchy since September 1998. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy, 1 49, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and co-founder of Index Investing, LLC. He currently serves as editor of Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, position him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

Theodore R. Mitchell, 54, has been a director of McClatchy since September 2001. He is president and chief executive officer of NewSchools Venture Fund, a national funder of education innovations, a position he has held since September 2005. He also served as president of the California State Board of Education. He was president of Occidental College in Los Angeles, a position he held from July 1999 to August 2005. Mr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Mr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as vice chancellor, academic planning and budget, and vice chancellor for external affairs. He served as deputy to the president and to the provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as chair of the Department of Education. Mr. Mitchell’s experience as a leader of educational institutions and businesses provides the Board with valuable insight into the needs of McClatchy’s communities and business development strategy.

Gary B. Pruitt, 53, has been chief executive officer of McClatchy since May 1996 and president since May 1995. In May 2001, he was named McClatchy’s chairman of the Board of Directors. He has been a director of

[1]	Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

McClatchy since July 1995. He served as chief operating officer of McClatchy from 1995 to 1996. From 1994 to 1995, he served as vice president, operations and technology of McClatchy. Prior to that time he was publisher of The Fresno Bee from 1991 to 1994. He served McClatchy as secretary and general counsel from 1987 to 1991 and counsel from 1984 to 1987. He currently serves as a member of the board of directors of the Associated Press. Mr. Pruitt’s position as CEO of McClatchy gives him unique insights and perspectives into our company’s operations, challenges and opportunities.

Frederick R. Ruiz, 67, has been a director of McClatchy since July 1993. He serves on the board of directors of Ruiz Foods, Inc., a privately-held frozen food company, and was president and chief executive officer of that company from 1990 to 2008. Mr. Ruiz currently serves on the boards of directors of the University of California Board of Regents and the California Chamber of Commerce. He is a member of the Board of Trustees, University of California Merced and the President’s Advisory Board, California State University, Fresno. Mr. Ruiz’s leadership skills and experience with his family-owned company provides him with expertise in corporate strategy development and organizational issues.

Other Executive Officers

Heather L. Fagundes, 42, has been vice president, human resources of McClatchy since April 2004. Ms. Fagundes was director of human resources for McClatchy corporate from December 1996 to April 2004. Ms. Fagundes joined McClatchy in 1992 as a human resources generalist. Ms. Fagundes was the chairperson of the 2004 Sacramento Workplace Excellence Leaders Award Committee and in 2002 was the president of the Sacramento Area Human Resources Association.

Anders Gyllenhaal, 59, became McClatchy’s vice president, news and Washington editor in November 2010. Before his corporate appointment, Mr. Gyllenhaal was the senior vice president and executive editor of The Miami Herald from 2007 to 2010. He has led two other McClatchy newsrooms over his career: from 2002 to 2007 he was editor and senior vice president of the Minneapolis Star Tribune under McClatchy ownership and from 1997 to 2007 he was executive editor of The News & Observer in Raleigh, North Carolina. Mr. Gyllenhaal served as chairman of the Pulitzer Prize Board in 2009-10 and was a member of the Pulitzer Prize Board from 2001 to 2010.

Christian A. Hendricks, 48, has been vice president, interactive media of McClatchy since August 1999. He joined McClatchy in 1992 as advertising manager, marketing for The Fresno Bee. From 1993 to 1994 he served as marketing director for The Fresno Bee. In 1994 he was named manager of technology for McClatchy. He held this position until 1996 when he was promoted to president and publisher of Nando Media (now known as McClatchy Interactive), McClatchy’s interactive publishing and software development operation, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America board of directors.

Karole Morgan-Prager, 48, has been general counsel and corporate secretary of McClatchy since July 1995 and was named vice president in May 1998. From 1992 to 1995, she was associate general counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. Ms. Morgan-Prager is a member of the National Advisory Council of the National Center for Courts and Media and a Member of the board of directors of the Media Law Resource Center.

Patrick J. Talamantes, 46, has been vice president, finance, and chief financial officer of McClatchy since April 2001. Prior to joining McClatchy, he was with Sinclair Broadcast Group, Inc., a television broadcasting company, from 1996 to 2001, and served the last two years as chief financial officer. Mr. Talamantes was treasurer of River City Broadcasting LP, a broadcasting company located in St. Louis, from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York.

Robert J. Weil, 60, has been vice president, operations of McClatchy since September 1997, overseeing McClatchy’s operations in the Northwest, the Midwest, Texas, Pennsylvania, Georgia and Mississippi. He was named to this position after 17 years as a newspaper publisher. Mr. Weil joined McClatchy as publisher of

The Fresno Bee in 1994. From 1992 to 1994, he was president and chief operating officer for Persis Media, a privately held company with newspapers in Washington and Tennessee. Mr. Weil held other senior management positions with Persis and Gannett Co. from 1973 to 1992. He currently serves as vice chairman on the board of directors of American Press Institute and is a member of the board of directors for the Southern Newspaper Publishers’ Association.

Frank R. J. Whittaker, 61, has been vice president, operations of McClatchy since September 1997. He oversees McClatchy’s operations in California, Florida, Kentucky and the Carolinas. Mr. Whittaker joined McClatchy as general manager of The Sacramento Bee in 1985. From 1990 to 1997, he served as both president and general manager of The Sacramento Bee. From 1972 to 1985, Mr. Whittaker served The Toronto Star newspaper in Canada in a variety of management positions, including director of strategic planning and circulation director. Mr. Whittaker is past president of the California Newspaper Publishers Association and a past member of the board of the Audit Bureau of Circulations. Mr. Whittaker currently serves on the board of directors of Umpqua Holdings Corporation.

Item 2. Ratification	of Deloitte & Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 25, 2011. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2010 and 2009.

	2010	2009
Audit Fees(1)	$2,540,000	$2,482,000
Audit-Related Fees(2)	141,296	332,100
Tax Fees(3)	—	11,100
All Other Fees	—	—

Total	$2,681,296	$2,825,200

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and divestitures and other attestation services.
(3)	Tax fees for fiscal 2009 included $3,600 for tax compliance. No tax fees were paid for fiscal 2010.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the fees paid or accrued reflected in the table above were paid or accrued in connection with engagements that were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

All audit and permissible non-audit services provided to McClatchy by Deloitte & Touche are pre-approved by the Audit Committee or, subject to the procedure established by the Audit Committee, by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

Voting Matters

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Item 3. Non-Binding	Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed on pages 37 to 46.

In considering their vote, shareholders may wish to review with care the information on McClatchy’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 37, as well as the discussion regarding the Compensation Committee on page 15.

Our compensation philosophy and framework have resulted in compensation for our named executive officers (“NEOs”) that reflects McClatchy’s financial results and the other performance factors described in “Compensation Discussion and Analysis—2010 Compensation Overview.” McClatchy employs a strong pay-for-performance philosophy for our executive team, including our named executive officers. As discussed below in “Compensation Discussion and Analysis,” our compensation philosophy for our NEOs is as follows:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our operating performance and, therefore, the performance of our executives in managing our Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

As discussed in detail below in “Compensation Discussion and Analysis,” most of the decisions concerning 2010 executive compensation were made late in 2009. In assessing 2010 compensation, the Compensation Committee took into account the fact that in early 2009, in light of the difficult operating environment the Company was facing, the Committee took several critical cost-cutting measures including reducing the base salary of our CEO by 15% and our other NEOs by 10%; eliminating the annual cash bonus for our NEOs for 2009; freezing our qualified defined benefit plans and future accruals of supplemental retirement benefits (including the supplemental retirement benefits for our CEO provided for in his employment contract); and temporarily suspending the matching contribution to our 401(k) plans.

In late 2009 and early 2010, the Company began to see an improving advertising revenue trend and the Compensation Committee focused on retaining and motivating our NEOs in light of the significant compensation cuts taken in 2009. The Compensation Committee also considered data provided by our outside executive compensation consultant that indicated that overall our NEOs were paid well below (-46%) median levels in total direct compensation (total cash compensation plus annualized expected value of long-term incentives). In consideration of these and other factors, the Compensation Committee approved the following key compensation items for 2010:

•	increasing NEO salaries by 2%;

•

continuing to grant long-term cash incentive awards under the Amended and Restated Long-Term Incentive Plan (“L-TIP”) to keep the NEOs focused upon maintenance of strong shareholder value even in the challenging economic environment;

•	granting restricted stock units to NEOs in addition to grants of stock appreciation rights in order to provide executives with equity incentives that have more stable economic value;

•	approving annual bonus formulas that would give NEOs an opportunity to earn an annual bonus for the first time since 2007; and

•

adopting The McClatchy Company Senior Executive Retention Plan in order to provide the NEOs (other than the CEO) with the opportunity to earn a bonus in the event the Company’s 2010 operating cash flow grows.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee will continue to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the Company’s total compensation program features an appropriate balance of base salary, cash incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our NEOs’ compensation to McClatchy’s sustained long-term performance.

The text of the resolution in respect of this Item 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this proposal is advisory and, therefore, not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and to the extent there is any significant vote against the executive compensation program as disclosed in this Proxy Statement, will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 4. Non-Binding	Vote on the Frequency of Shareholder Votes on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in Item 3 on page 11) should occur every one, two or three years.

In considering their vote, shareholders may wish to review with care the information presented in connection with Item 3 on page 11, the information on McClatchy’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 26 to 37, as well as the discussion regarding the Compensation Committee on page 15.

We believe a three-year frequency is most consistent with McClatchy’s approach to compensation. Our reasons include:

•

We seek a consistent compensation approach from year to year across our executive team.    Because we believe that an effective compensation program should incentivize performance over a multi-year horizon, we do not make frequent changes to our programs.

•

We believe the best way for shareholders to evaluate McClatchy’s performance is over a multi-year period because our compensation program is designed to incent and reward performance over a multiyear period.    For example, long-term incentive and equity incentive programs are based on multiyear performance periods.

For these reasons, we believe that a three-year time horizon is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

The text of the resolution in respect of Item 4 is as follows:

“RESOLVED, that the shareholders recommend, in a non-binding vote, that a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every three years.”

Shareholders are not voting to approve or disapprove the recommendation of the Board that the non-binding advisory vote on the compensation of the Company’s named executive officers should occur every three years. For the purposes of the non-binding advisory vote on this Item 4, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR “THREE YEARS” WITH RESPECT TO HOW FREQUENTLY A NON-BINDING SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Gary Pruitt, chairman, president and chief executive officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE listing standards, as currently in effect. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has 12 directors. Larry Jinks, currently a Class B director, is not standing for reelection at the shareholders meeting. On March 22, 2011, the Board approved a decrease in the size of the Board to eleven (11) to be effective on the date of the Annual Meeting, with three Class A directors and eight Class B directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met seven times during fiscal 2010. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served. All directors attended the last annual meeting of shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Mr. Pruitt serves as both chairman and chief executive officer of McClatchy. Our Corporate Governance Guidelines provide that it is currently in the best interests of the Company not to separate the roles. The Board believes that the Company’s chief executive officer is best situated to serve as chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the chief executive officer brings Company-specific experience and expertise. The Board believes that the combined role of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. In addition, our leadership structure has no impact on the Board’s oversight of risk. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of chairman and chief executive officer, together with an independent chairperson of the Committee on the Board having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management. The Company’s Corporate Governance Guidelines maintain that the roles of chairman and chief executive officer may be separated in the future if deemed advisable and in the Company’s best interests.

The chairman of the Committee on the Board is currently Theodore R. Mitchell. As chairman of the Committee on the Board, Mr. Mitchell schedules and presides at executive sessions of non-management directors.

The role of the chairman of the Committee on the Board includes the following duties:

•	preside at all meetings of the Board where the chairman of the Board is not present;

•	preside at all executive sessions of the non-management directors;

•	call meetings of the non-management directors, as needed;

•	meet regularly with the CEO;

•	serve as a liaison between the CEO and the non-management directors;

•	develop the agendas for meetings of the non-management directors; and

•	meet with shareholders as appropriate.

Compensation Committee

During 2010, Larry Jinks served as the chairman and Molly Maloney Evangelisti, Theodore R. Mitchell and S. Donley Ritchey served as members of the Compensation Committee. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the CEO and the other executive officers and recommends to the Board of Directors compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the Compensation Discussion & Analysis for inclusion in the proxy statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the proxy statement, prepares a Compensation Committee report for inclusion in the Company’s proxy statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this proxy statement on page 25.

The Compensation Committee generally meets in July each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee meets again in December each year to determine compensation (including base salary, bonus targets and long-term incentive awards) for the executive officers, other than Mr. Pruitt’s bonus targets (as discussed below), for the following fiscal year. Mr. Pruitt then determines the particular bonus goals for the executive officers within the targets established by the Committee. At the beginning of each fiscal year, Mr. Pruitt also determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for Mr. Pruitt and to set the bonus formula for his bonus for the current fiscal year. For additional information on Mr. Pruitt’s role in the executive compensation setting process for our named executive officers in 2010, see the “Compensation Discussion and Analysis” below.

For assistance and objective data in determining the compensation of the executive officers, in July 2010 the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the named executive officers, compared to its Media Industry Databank, a comprehensive survey of the compensation paid by other media companies. Prior to July 2010, the Compensation Committee had engaged Towers Perrin (now Towers Watson) as its executive compensation consultant. However, in light of the fact that Towers Watson provides the Company with actuarial services in connection with the administration of its benefit plans and other non-compensation consulting services, the Committee determined to engage a new compensation consultant in 2010, and Towers Perrin did not perform any work for the Compensation Committee in 2010. Neither Exequity nor prior to July 2010, Towers Perrin, determines or recommends the amount or form of executive officer or non-employee director compensation, but instead provides requested data to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” below. During 2010, Exequity received $41,246 for its services as a compensation consultant, providing information to the Compensation Committee.

The Compensation Committee has delegated to Mr. Pruitt the authority to grant a limited number of stock appreciation rights (“SARs”) and long-term incentive awards to non-executive employees. The Compensation Committee determines the total number of SARs and other awards that Mr. Pruitt is permitted to grant annually. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE listing rules. The Compensation Committee held four meetings during fiscal 2010.

Audit Committee

S. Donley Ritchey serves as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks and Frederick R. Ruiz serve as members of the Audit Committee. The Board has designated Mr. Ritchey and Mr. Barnes, both of whom qualify as “independent” within the meaning of the NYSE listing standards, as currently in effect, as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance, if provided by the Company; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for, outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held 10 meetings during fiscal 2010. The report of the Audit Committee is included in this proxy statement on page 47.

Committee on the Board

Theodore R. Mitchell serves as the chairman and Elizabeth Ballantine, Leroy Barnes, Jr., Molly Maloney Evangelisti, Larry Jinks and Kevin S. McClatchy serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board of Directors and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held one meeting during fiscal 2010.

Nominating Committee

During 2010, Theodore R. Mitchell served as the chairman and Elizabeth Ballantine, Larry Jinks, Brown McClatchy Maloney and S. Donley Ritchey served as members of the Nominating Committee. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The Nominating Committee evaluates and recommends the proposal for the board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held three meetings during fiscal 2010.

Pension and Savings Plans Committee

During 2010, Leroy Barnes, Jr. served as the chairman and Joan F. Lane, Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell and Gary B. Pruitt served as members of the Pension and Savings Plans Committee. Ms. Lane retired from the Board of Directors as of May 19, 2010, the date of the annual meeting of shareholders held in 2010. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two meetings during fiscal 2010.

Board of Director’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangement, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the Compensation Discussion and Analysis section beginning on page 26, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary, annual cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the Compensation Discussion and Analysis section on page 26, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising sales people receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for annual cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. Under these criteria, Board candidates should demonstrate high ethical standards, capacity for leadership and broad business or professional experience. In assessing a candidate, the Nominating Committee will consider skills; diversity; age; independence; geographic proximity to our newspapers and other operations; experience in areas such as operations, journalism, finance, interactive media and marketing; and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2011 annual meeting were recommended by the Nominating Committee in early 2011.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. Executive sessions of the Board are scheduled and chaired by the chairperson of the Committee on the Board. Theodore R. Mitchell is the current chairman of the Committee on the Board. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 22, 2011, by each director and nominee for director; McClatchy’s chief executive officer, McClatchy’s chief financial officer; each of McClatchy’s three most highly compensated executive officers other than the chief executive officer or chief financial officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this proxy statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

		Deemed Beneficial Ownership of Class A Common Stock
Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock		Percent of Class
William Ellery McClatchy	125	12,949,652	(2)	17.69%
William McClatchy	11,690	12,922,960	(2)(3)	17.66%
Theodore R. Mitchell	11,200	12,525,700	(4)	17.22%
Leroy Barnes, Jr.	11,200	12,528,200	(5)	17.22%
Molly Maloney Evangelisti	112,377	4,657,877	(6)	7.19%
Brown McClatchy Maloney	17,551	4,492,011	(7)	6.94%
Kevin S. McClatchy	11,200	935,695	(8)	1.53%
Gary B. Pruitt	51,254	926,254	(9)	1.52%
Frank R. J. Whittaker	8,095	335,595	(10)	*
Robert J. Weil	7,953	335,453	(11)	*
Patrick J. Talamantes	7,239	316,489	(12)	*
Karole Morgan-Prager	3,146	188,146	(13)	*
Elizabeth Ballantine	53,290	70,290	(14)	*
Frederick R. Ruiz	29,075	46,075	(15)	*
S. Donley Ritchey	13,825	30,825	(16)	*
Larry Jinks	13,617	30,617	(17)	*
Kathleen Foley Feldstein	13,383	13,383		*
Ariel Investments, LLC	3,742,251	3,742,251	(18)	6.21%
Bestinver Gestion S.A., SGIIC	8,928,984	8,928,984	(19)	14.82%
BlackRock, Inc.	3,289,711	3,289,711	(20)	5.46%
Contrarius Investment Management Limited	3,685,498	3,685,498	(21)	6.12%
Credit Suisse AG	3,040,075	3,040,075	(22)	5.05%
Paulson & Co. Inc.	5,900,000	5,900,000	(23)	9.79%
UBS AG	3,304,872	3,304,872	(24)	5.49%
All executive officers and directors as a group (19 persons)	384,686	25,748,641	(25)	29.21%

*	Represents less than 1%.
(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Ariel Investments, LLC, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601; (ii) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no 8, 28014; (iii) BlackRock Inc., 40 East 52nd Street, New York, NY 10022; (iv) Contrarius Investment Management Limited, Sir Walter Raleigh House, 48/50 Esplanade, St. Helier Jersey JE1 4HH; (v) Credit Suisse, AG, PO Box 900, FHLS, Zurich V8 CH 8070; (vi) Paulson & Co. Inc., 1251 Avenue of the Americas, New York, NY 10020; and (vii) UBS AG, Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(2)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts. Also, in the case of William Ellery McClatchy, includes 449,527 shares of Class B Common Stock over which he shares joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased.

(3)	Includes 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(4)	Includes 14,500 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(5)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(6)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(7)	Includes 6,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(8)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(9)	Includes 875,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(10)	Includes 327,500 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(11)	Includes 327,500 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(12)	Includes 309,250 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(13)	Includes 185,000 shares subject to stock options and stock appreciation rights which are currently exercisable or exercisable within 60 days.
(14)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(15)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(16)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(17)	Includes 17,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.
(18)	Based on a Schedule 13G/A filed on February 11, 2011. Ariel Investments, LLC has sole voting power with respect to 3,389,951 shares and sole dispositive power with respect to 3,742,251 shares.
(19)	Based on a Schedule 13G filed on October 6, 2010.
(20)	Based on a Schedule 13G filed on February 9, 2011.
(21)	Based on a Schedule 13G filed on February 10, 2011.
(22)	Based on a Schedule 13G filed on February 11, 2011.
(23)	Based on a Schedule 13G filed on February 15, 2011.
(24)	Based on a Schedule 13G filed on January 31, 2011.
(25)

Includes those shares subject to options and stock appreciation rights indicated in notes (3) through (17) above and 384,750 shares subject to stock options and stock appreciation rights not otherwise included in notes (3) through (17) above, which are currently exercisable or exercisable within 60 days.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 22, 2011, by each director and nominee for director; McClatchy’s chief executive officer; each of McClatchy’s four most highly compensated executive officers other than the chief executive officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the Shareholders’ Agreement described below, only current holders of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

Directors and Nominees for Director; Named Executive Officers; Directors and Executive Officers as a Group; Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class
William Ellery McClatchy	12,949,527	(2)	52.21%
William McClatchy	12,905,000	(3)	52.03%
Leroy Barnes	12,500,000	(3)	50.40%
Theodore R. Mitchell	12,500,000	(3)	50.40%
Molly Maloney Evangelisti	4,528,500		18.26%
Brown McClatchy Maloney	4,468,460	(4)	18.02%
Kevin S. McClatchy	907,495		3.66%
All executive officers and directors as a group (19 persons)	22,809,455	(5)	91.97%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.
(2)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 3,125,000 shares in one such trust as to which he has a present income interest. Also includes 449,527 shares of Class B Common Stock over which William Ellery McClatchy shares joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(3)

Includes 12,500,000 shares of Class B Common Stock held under four separate trusts each with 3,125,000 shares and different income beneficiaries. William McClatchy, William Ellery McClatchy, Leroy Barnes and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(4)

Includes 1,290,660 shares of Class B Common Stock held directly by or in trusts for the benefit of each of his four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(5)	Includes those shares of Class B Common Stock indicated in notes (2) through (4) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 26, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b) (1)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$52,500	38,800	—	—	—	—	$91,300
Leroy Barnes	$76,250	38,800	—	—	—	—	$115,050
Molly Maloney Evangelisti	$54,500	38,800	—	—	—	—	$93,300
Kathleen Foley Feldstein	$65,000	38,800	—	—	—	—	$103,800
Larry Jinks	$77,250	38,800	—	—	—	—	$116,050
Joan Lane(4)	$27,654	—	—	—	—	—	$27,654
Brown McClatchy Maloney	$50,250	38,800	—	—	—	—	$89,050
Kevin S. McClatchy	$52,000	38,800	—	—	—	—	$90,800
William McClatchy	$50,500	38,800	—	—	—	—	$89,300
Theodore Mitchell	$70,250	38,800	—	—	—	—	$109,050
S. Donley Ritchey	$84,750	38,800	—	—	—	—	$123,550
Frederick R. Ruiz	$59,500	38,800	—	—	—	—	$98,300

(1)	Includes annual retainer, committee chair fees and Board and committee meeting fees.
(2)	Reflects an award of 10,000 shares of Class A Common Stock to each non-employee director on July 27, 2010.
(3)

No director received an option award in fiscal year 2010. The table set forth below after footnote 4 shows the vested and unvested unexercised options held by each non-employee director as of December 26, 2010.

(4)	Joan Lane retired from the Board of Directors as of May 19, 2010.

Outstanding Director Stock Option Awards at Fiscal Year-End

(at fiscal year ended December 26, 2010)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Elizabeth Ballantine	17,000	—
Leroy Barnes	17,000	—
Molly Maloney Evangelisti	17,000	—
Kathleen Foley Feldstein	—	—
Larry Jinks	17,000	—
Brown McClatchy Maloney	6,000	—
Kevin McClatchy	17,000	—
William McClatchy	6,000	—
Theodore Mitchell	14,500	—
S. Donley Ritchey	17,000	—
Frederick R. Ruiz	17,000	—

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a biannual basis with the last review occurring in July 2010. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

In July 2010, the Board of Directors considered the compensation of its outside directors in light of the fact that director cash compensation had been reduced by approximately 13% in 2009 and that the directors had not received any equity awards since 2007. After considering these factors and the competitive data provided by Exequity, the Board determined that each non-employee director would receive a fully-vested stock grant of 10,000 shares of Class A Common Stock. In addition, the Board determined to maintain the cash retainer at $35,000 and increase the fee for in-person attendance at Board meetings from $1,750 per day to $2,000 per day (with attendance at regular Board meetings by teleconference compensated at one-half that rate). The annual retainer for the Audit Committee chairman was maintained at $11,500; the annual retainer for the Compensation Committee chairman was maintained at $7,750; and the annual retainer for all other committee chairs was maintained at $7,000. Committee meeting fees were increased to $1,500 per meeting from $1,250 per meeting. In addition to payments of Board and committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2011 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2010 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Larry Jinks, Chairman

Molly Maloney Evangelisti

Theodore R. Mitchell

S. Donley Ritchey

Compensation Discussion and Analysis

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the seven (7) executive officers of the Company, which include the named executive officers (“NEOs”) set forth in the Summary Compensation Table below: the Chairman, President and Chief Executive Officer, Gary Pruitt; the Vice President of Finance and Chief Financial Officer, Patrick Talamantes; our Vice Presidents of Operations, Robert Weil and Frank Whittaker; and the Vice President, General Counsel and Corporate Secretary, Karole Morgan-Prager.

Overview of 2010 Compensation Decisions

Most of the decisions concerning 2010 executive compensation were made late in 2009. In early 2009, in light of the difficult operating environment the Company was facing, the Compensation Committee enacted several critical cost-cutting measures including:

•	reducing the base salary of our CEO by 15% and our other NEOs by 10%;

•	eliminating the annual cash bonus for NEOs in 2009 (each of whom had also not received an annual bonus for 2008);

•

freezing our qualified defined benefit plans effective March 31, 2009, and freezing the future accruals of supplemental retirement income under The McClatchy Company Supplemental Executive Retirement Plan and the supplemental retirement benefits for our CEO; and

•	temporarily suspending the matching contribution to our 401(k) plans effective March 31, 2009.

Late in 2009 and early 2010, the Company began to see an improving advertising revenue trend and the Compensation Committee focused on retaining and motivating the Company’s executives in light of the significant compensation cuts taken in 2009 by approving the following key compensation items for 2010:

•	increasing executive salaries by 2%;

•

continuing to grant long-term cash incentive awards under the Amended and Restated Long-Term Incentive Plan (“L-TIP”) to keep participating executives focused upon maintenance of strong shareholder value even in the challenging economic environment;

•	granting restricted stock units to executives in addition to grants of stock appreciation rights in order to provide executives with equity incentives that have more stable economic value;

•	approving annual bonus formulas that would give the executives an opportunity to earn an annual bonus for the first time since 2007; and

•

adopting The McClatchy Company Senior Executive Retention Plan in order to provide the executives (other than the CEO) with the opportunity to earn a bonus in the event the Company’s 2010 operating cash flow grows.

As the Company moves into 2011, the Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee will continue to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. The Compensation Committee believes that the total compensation program features an appropriate balance of base salary, cash incentives, individual and companywide pay for performance measures, short- and long-term performance periods and extended vesting schedules. In combination, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions as appropriate or required;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will in the long term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on this long-term operating performance of McClatchy; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our named executive officers (“NEOs”), the Compensation Committee has each year since 2005 retained a nationally recognized executive compensation consulting firm. From 2005 through 2009, the Company retained Towers Perrin (now Towers Watson). In early 2010, in light of the fact that Towers Perrin provides the Company with actuarial services in connection with the administration of its benefit plans and other non-compensation consulting services, the Compensation Committee determined to engage a new compensation consultant. After an extensive search process, the Compensation Committee engaged Exequity as its independent executive compensation consultant in July 2010. Exequity was retained after compensation decisions were made for 2010. With respect to those decisions made for 2010, at the end of 2009, at the request of the Compensation Committee, Towers Perrin performed a study of the compensation of senior management at McClatchy and the other media companies included in Towers Perrin’s Media Industry Database and prepared a summary of the compensation paid to senior management at these companies at the 25th, 50th and 75th percentiles. This databank includes more than 100 media companies, the vast majority of which are not specific to the newspaper segment of the media industry. While the database includes the newspaper companies we view as our direct competition, the Compensation Committee does not look exclusively to the companies included in this database in setting McClatchy’s executive compensation, but instead considers the compensation trends and amounts paid in this database as a whole. We believe it is important to review the compensation paid to this wider group of companies as it provides a broader base of information and compensatory trends in our industry as a whole, and we do not limit our recruiting efforts solely to other newspaper companies. We do not “benchmark” or otherwise formally target a certain percentile within this database when setting the compensation paid to our NEOs.

Internal Analysis.

The results of the study by Towers Perrin provide a starting point for our Compensation Committee’s analysis. While our Compensation Committee does not formally “benchmark” or have any formal guidelines or policies with respect to the mix of base salary, bonus and long-term incentives, we generally attempt to set executive compensation levels at or near the median of the information included in the Towers Perrin study for base salary, annual cash incentive and total direct compensation (which includes base salary, annual cash incentive and long-term incentives), after adjustments in the data to reflect our size compared to those other companies. We believe that, based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, generally targeting compensation levels at or near the median is appropriate.

In addition, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	achievement in revenue;

•	earnings and cash flow;

•	readership, circulation and digital traffic;

•	product excellence and market acceptance;

•	strategic planning outcomes and initiatives;

•	development of new products and services;

•	interactive and direct marketing initiatives;

•	management development;

•	achievement of diversity goals in hiring practices;

•	community involvement; and

•	good corporate citizenship.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no one indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by Mr. Pruitt with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2010 below.

With regard to the compensation of Mr. Pruitt, we also specifically take into account the compensation levels of the chief executive officers at nine (9) other newspaper companies as reported by those companies, given that we consider these companies our primary competitors. These companies include:

• A.H. Belo Corporation	• Media General, Inc.

• E.W. Scripps Company	• New York Times Company

• Gannett Company, Inc.	• Tribune Co.

• Journal Communications, Inc.	• Washington Post Company

• Lee Enterprises, Inc.

Each of the companies is usually included in the Towers Perrin databank discussed above, although, in any given year, a particular company may determine not to participate in the Towers Perrin survey and, therefore, may not be included in the databank. Also, in reviewing this information, we generally take into account the fact that these companies, while all newspaper companies, vary in size based on revenue, operating cash flow, circulation and readership. Towers Perrin compiled this data for us given that the company-specific information is included in its proprietary databank. The Compensation Committee believes it is helpful, as noted above, to consider the compensation levels at these companies given that we consider them our primary competitors for executive talent.

Elements of Our Compensation Program

We compensate our NEOs through a mix of:

•	annual base salary;

•	annual cash incentives based on achievement of performance objectives on an individual and unit and/or companywide basis, as applicable;

•	cash incentives under the L-TIP, based upon growth in pre-tax earnings per share over a three-year period of time;

•	stock option, stock appreciation rights, restricted stock units and, in previous years, performance shares; and

•	retirement benefits.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to the median of the companies included in the Towers Perrin survey with respect to each officer’s base salary, annual cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Towers Perrin survey prepared for our Compensation Committee in December 2009, overall our executives were well below (-46%) median levels in total direct compensation (total cash compensation plus annualized expected value of long-term incentives.) In particular, Mr. Pruitt’s total direct compensation was 46% below the median.

Base Pay

In determining each NEO’s base pay, our Compensation Committee generally reviews the Towers Perrin analysis described above and considers the recommendations of Mr. Pruitt for the officers other than himself. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company’s newspapers serve. In late 2009, in light of improving revenue trends and recognizing the fact that our executives had taken base salary reductions between 10%-15% in early 2009 and the 2010 operating budget approved by the Board of Directors included an overall merit pool of 2% for all employees, the Compensation Committee determined that each NEO (including the CEO) would receive a 2% base salary increase for 2010.

In December 2010, our Compensation Committee reviewed NEO base salaries and determined that, with the exception of Ms. Morgan-Prager, each NEO would again receive a 2% base salary increase for 2011. The Compensation Committee determined that economic conditions for 2011 would be consistent with conditions in 2010 and, accordingly, made base salary increases for the NEOs other than Ms. Morgan-Prager consistent with base salary increases in 2010. The Compensation Committee determined that the 2010 base salary of Ms. Morgan-Prager was significantly below the median when compared to other executives of similar seniority and experience within the Company and a general review of the survey information provided by Towers Perrin. Accordingly, the Compensation Committee determined to increase Ms. Morgan-Prager’s base salary for 2011 by 17% from $367,200 to $430,000.

Annual Cash Bonus

Mr. Pruitt is eligible to receive annual incentive compensation under our CEO Bonus Plan, and NEOs other than Mr. Pruitt are eligible to receive annual incentive compensation under our Management by Objective Annual Bonus Plan, also known as the MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on full or partial achievement of financial and non-financial performance goals pre-established by the Compensation Committee.

Despite not paying annual cash bonuses for either 2008 or 2009, the Compensation Committee continues to believe annual cash bonuses incentivize our NEOs to meet our longer-term goals by providing the officers an ability to reach shorter-term goals over which they have more direct control. As a result, in late 2009 and early 2010 the Compensation Committee determined that it would establish formulas for 2010 annual executive incentive bonuses based on the financial and individual performance of the executives, including the NEOs. The Company intends to continue to maintain its annual incentive bonus plans for possible future payouts.

Annual Cash Bonus for 2010

CEO Bonus Plan. On January 25, 2010, the Compensation Committee set Mr. Pruitt’s fiscal 2010 bonus formula (the “2010 CEO Bonus Formula”) under our CEO Bonus Plan. Under this formula Mr. Pruitt’s fiscal 2010 bonus opportunity was set at 0.01 times the Company’s operating cash flow (operating income plus depreciation and amortization) for the fiscal year, subject to a limit of $3 million (the “Performance Limit”). Under the 2010 CEO Bonus Formula, the target payout was established at 125% of Mr. Pruitt’s annual base pay. Mr. Pruitt’s base pay for fiscal 2010 was $953,700. For 2010, Mr. Pruitt had the opportunity to earn up to 170 points, which were allocated as follows: (i) 100 points based on the Company’s operating cash flow performance as compared to budgeted operating cash flow goals, (ii) 50 points based on achievement of non-financial goals such as establishing the Company as a 24/7 news and information company, continued diversification of the Company in the areas of online, direct marketing and niche products and growth in total audience (print and online combined) and (iii) 20 points based on the Compensation Committee’s discretionary assessment of Mr. Pruitt’s performance in fiscal year 2010. The Compensation Committee determined to increase Mr. Pruitt’s fiscal 2010 bonus opportunity from .005 to .01 times the Company’s operating cash flow in light of Mr. Pruitt’s decision in 2008 and 2009 not to accept a bonus for those years because of the effects of the economic downturn on the Company. In addition, the Compensation Committee included a discretionary element to the 2010 bonus formula in order to give the Compensation Committee the ability to reward Mr. Pruitt for the successful execution of corporate goals that fall outside of the financial and non-financial criteria.

In January 2011, the Compensation Committee considered Mr. Pruitt’s annual bonus for 2010 performance. The Compensation Committee noted that under Mr. Pruitt’s leadership, despite the continued difficult operating environment and decline in year-over-year revenue, the Company made significant progress in meeting the challenges faced by newspaper companies, including McClatchy. The Company’s operating cash flow (which the Compensation Committee considers to be the most relevant measure of the Company’s financial and operating performance) grew 3.3%, exceeding budgeted goals for the year. This achievement allowed the Company to reward all employees with a profit-sharing contribution to their 401(k) accounts.

In addition, in 2010 McClatchy continued to permanently restructure its business as it transitions to a hybrid print and digital media company. The Compensation Committee noted that the Company’s digital advertising revenue had increased 2.4% and contributed 18.1% of the Company’s total advertising revenue results. Local online daily visitors, which are an important measure of the success of the Company’s online efforts, showed strong growth, up 17.3% for 2010. Under Mr. Pruitt’s watch, despite continued strain on our cost structure, Company newspapers continued to produce and receive recognition for the high-quality journalism that is the core of our Company’s mission. In 2010 our Washington Bureau was a finalist for the Pulitzer Prize in national reporting and other of our newspapers received important national recognition for their reporting efforts – including the Robert F. Kennedy Journalism Award to The Kansas City Star and the George Polk Award to the Belleville News-Democrat. The Company made progress in delivering this high-quality content on many platforms – both in print and digitally – including, for example, daily newspapers, niche publications, leading websites, mobile, video, eReaders, text messages, RSS feeds, e-mail newsletters, Twitter and Facebook.

As our Company made progress under Mr. Pruitt’s stewardship in moving our business forward, we made long-range improvements in the Company’s balance sheet. Importantly, in early 2010, Mr. Pruitt led the Company’s efforts in successfully refinancing its debt with an $875 million bond offering, which moved the significant debt maturities to 2017. This important step gives the Company additional flexibility as it continue to work through a difficult economic and operating environment. Over the course of 2010 the Company reduced overall indebtedness, paying down approximately $174 million in debt and repaying in total its bank term loans. McClatchy’s leverage profile continued to improve – debt was 4.6 times cash flow at the end of 2010, compared to 5.3 times at the end of 2009. The Compensation Committee also noted that Mr. Pruitt had continued to lead the Company through a challenging time in the Company’s history by retaining a talented, committed senior leadership team and reinforcing a high-performance culture throughout the Company. In light of these factors, the Compensation Committee determined that Mr. Pruitt earned 155 points pursuant to the CEO Bonus Formula, and on January 24, 2011, the Compensation Committee awarded Mr. Pruitt a cash bonus of $1,850,000 for his performance in 2010.

Non-CEO Bonus Plan. On December 15, 2009, the Compensation Committee set incentive bonus targets under the MBO Plan for non-CEO NEOs for fiscal year 2010 performance. MBO Plan bonuses are determined by multiplying the target bonus amount for each NEO by the number of points achieved towards the target, with such points expressed as a percentage. For fiscal year 2010, the annual cash incentive was targeted to a predetermined percentage of the base salary of the participating NEO for 2010, varying from 60% to 70% as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of Mr. Pruitt and the Compensation Committee’s review of the Towers Perrin databank concerning target bonus levels at other media companies within the databank.

Officer	Target Annual Bonus %	2010 Base Salary	Target Bonus
Mr. Talamantes	65%	$459,000	$298,350
Mr. Weil	70%	$550,800	$385,616
Mr. Whittaker	70%	$550,800	$385,616
Ms. Morgan-Prager	60%	$367,200	$220,320

Each participating NEO has the opportunity to earn a percentage of the bonus, if any, that is payable after application of the operating cash flow contingency based on achievement of financial and non-financial goals established for the fiscal year relating to corporate results, business unit results and individual performance. Using a points system, each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practice goals applicable to the executive. The resulting percentage derived from the accumulated points is applied to the bonus that is “payable” to determine the NEO’s bonus, if any, for the year.

For 2010, the financial targets that were taken into consideration in assessing a participating NEO’s achievement toward his or her maximum points consisted of the following:

•	exceeding budget on operating cash flow, circulation and/or interactive media goals; and

•	departmental cost controls.

The non-financial performance goals for 2010 related to corporate, departmental and project specific objectives, such as:

•	ensuring regulatory compliance;

•	completion of acquisitions, divestitures and other special projects; and

•	organizational management and leadership.

The following chart displays the weighting of each financial criterion and the points attributed to non-financial criteria as a whole for each participating NEO:

	Financial Goals
Name	Achieve or Exceed Operating Cash Flow Budget	Exceeding Budgeted Circulation and Interactive Media Goals	Cost Containment Within Departmental Budgets	Non- Financial Goals	Total Maximum Points
Mr. Talamantes	80	N/A	10	50	140
Mr. Weil	120	35	N/A	10	165
Mr. Whittaker	120	35	N/A	10	165
Ms. Morgan-Prager	80	10	15	30	135

The extent to which any bonus was eligible to be paid was subject to the Company’s operating cash flow achievement for fiscal year 2010 (after accruing for bonuses). The Compensation Committee established the operating cash flow goals for the MBO Plan at its January 25, 2010 meeting. No bonus was payable if operating cash flow was less than $370 million, 50% of the bonus was payable if operating cash flow was at least $370 million but less than $380 million, 75% of the bonus was payable if operating cash flow was at least $380 million but less than $390 million, and the entire bonus was payable if operating cash flow was at least $390 million. The table below shows the 2010 maximum bonus target, the maximum points and the maximum bonus payable to each of the participating NEOs, taking into account the target and points maximums. The table below also shows the actual bonus paid in respect of 2010 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the performance goals discussed above.

Name	Maximum MBO Target as a % of Base Salary	Maximum MBO Points Expressed as a %	MBO Maximum as a % of Base Salary	Bonus Award for 2010	Bonus Award as a % of Base Salary
Mr. Talamantes	65%	140%	91%	$150,000	33%
Mr. Weil	70%	165%	115%	$185,000	34%
Mr. Whittaker	70%	165%	115%	$215,000	39%
Ms. Morgan-Prager	60%	135%	81%	$160,000	38%

Senior Executive Retention Bonus Plan.    On January 25, 2010, the Board of Directors approved the 2010 Senior Executive Retention Bonus Plan (the “Retention Plan”) to reward certain senior executive officers including some of the NEOs (collectively, the “Eligible Officers”) for their efforts toward stabilizing the Company’s financial outlook following a period of significant economic turmoil. Under the Retention Plan, Eligible Officers were eligible to receive additional cash compensation for 2010 should the Company’s performance in operating cash flow for 2010 be sufficient to fund a supplemental contribution by the Company under the Company’s 401(k) Plan as determined by the Board of Directors. The potential retention bonus amounts were determined by the Board as fixed dollar amounts, intended to reflect bonuses earned under the 2009 MBO Plan, which the Compensation Committee determined not to pay for 2009 based on the overall decline in the newspaper operating environment. In January 2011, the Board determined that the Company’s operating cash flow, which grew 3.3% from 2009, was sufficient to fund the supplemental contribution under the 401(k) Plan and the Compensation Committee determined that the criteria for retention bonus payments (the “Bonus Payment”) had been satisfied.

In early 2011, the following NEOs received Bonus Payments in the following amounts:

Named Executive Officer	Bonus Payment
Frank Whittaker	$175,000
Robert Weil	$175,000
Pat Talamantes	$160,000
Karole Morgan-Prager	$140,000

The Retention Plan did not apply to Mr. Pruitt. The Compensation Committee has not proposed putting in place a new retention bonus plan for the Company’s executives for fiscal year 2011 but may do so in the future.

Long-Term Incentives

L-TIP.    The Compensation Committee believes L-TIP cash incentive awards keep participating executives focused upon maintenance of strong shareholder value even in the challenging economic environment in which McClatchy is currently operating. In determining awards, the Compensation Committee, through a subjective evaluation process, sets the number of incentive units awarded to Mr. Pruitt and, as to the other NEOs, considers the recommendation of Mr. Pruitt. Mr. Pruitt’s recommendations and the determination of the number of units granted in 2010 were primarily based on subjective factors not subject to specific criteria and taking into account the information provided by Towers Perrin with respect to the long-term incentive component of total compensation relative to the median levels of companies within the Towers Perrin databank. In addition, Mr. Pruitt’s recommendation reflects the desire to maintain a consistent level of awards among the NEOs given the need to keep each of them focused on long-term performance of the Company.

The L-TIP awards are comprised of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points (not to exceed 100) by which McClatchy’s pre-tax earnings per share (without giving effect to any gain or loss on the sale of assets) increases over a three-year performance period. The Compensation Committee believes that pre-tax earnings per share is the most appropriate metric for the long-term cash incentive program because it appropriately rewards the Company’s executives for the earnings generated by the business and operations of the Company. Historically, the Compensation Committee has made long-term incentive awards at its December meeting as part of the compensation package for the following year. In the future, however, the Compensation Committee intends to make long-term incentive awards at its February meeting. That will result in awards being made in the same fiscal year for which compensation is being determined and will be reflected for that year in the Grants of Plan-Based Awards table. Accordingly, no L-TIP awards were made in December 2010, however, the Compensation Committee resumed the grant of L-TIP awards for 2011 in February 2011.

With respect to the L-TIP period which ended December 26, 2010, no cash awards were made due to the fact that McClatchy did not achieve growth in pre-tax earnings per share target over the three-year period of 2008 to 2010.

SARs and RSUs.    The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. Since fiscal 2005, the Company has awarded SARs instead of options in order to deliver approximately the same benefit as a stock option, but with a smaller charge to earnings under FASB ASC Topic 718. Since 2009, the Compensation Committee granted executives restricted stock units (“RSUs”) in addition to SARs. SARs provide actual economic value to the holder if the price of McClatchy stock has increased from the grant date at the time the SAR is exercised, and as such these awards incentivize recipients to work toward building additional shareholder value. In contrast, RSUs have economic value when they vest even if the stock price declines or stays flat. SARs motivate executives by providing more potential upside. RSUs serve as a retention device and further align the interests of Company executives with those of shareholders. All NEOs, including Mr. Pruitt, are eligible to receive an annual award of SARs and RSUs.

In December 2009, the Compensation Committee determined the grants for each NEO for 2010. These awards were reflected in the 2009 Proxy Statement because they were made during that fiscal year, although the Compensation Committee considered them part of the 2010 compensation package for each NEO. The Compensation Committee did not make any other equity awards to the NEO during fiscal 2010. Historically, the Compensation Committee has made equity awards at its December meeting as part of the compensation package for the following year. In the future, however, the Compensation Committee intends to make equity awards at its February meeting. That will result in awards being made in the same fiscal year for which compensation is being determined and will be reflected for that year in the Summary Compensation table and the Grants of Plan Based Awards table.

Restricted Stock Awards to Mr. Pruitt.    In 2006, the Compensation Committee awarded Mr. Pruitt restricted stock grants in the amount of 25,000 shares. The 2006 grant was subject to service-based vesting and vesting based on the achievement of certain operating income levels over four years beginning on January 24, 2007. For the 2006 grant, there was a further opportunity to continue to vest in any portion of an installment that does not vest on the original vesting date if certain performance criteria were satisfied on the next applicable vesting date. Based on the vesting requirements for the 2006 grant, the full 25% installment of this grant (6,250 shares) vested on each of January 24, 2007, and January 24, 2008. However, as a result of the performance criteria, only 50% (3,125 shares) of the 6,250 shares subject to vesting on January 24, 2009, actually vested. The remaining 3,125 shares in that installment continued to be subject to vesting, along with the last 25% installment (6,250 shares) of the total grant, on January 24, 2010. Based on the performance criteria, on January 24, 2010, only 1,563 shares of the 3,125 shares vested, and 3,125 shares of the remaining 6,250 shares vested for a total of 4,688 shares. See the footnotes to the Outstanding Equity Awards at Fiscal-Year End Table below for the specific performance criteria associated with each of these awards. The Compensation Committee determined to grant Mr. Pruitt these restricted stock awards as an additional performance-based incentive in each respective year to manage our growth during what the Compensation Committee recognized was an increasingly challenging advertising revenue environment faced by McClatchy and our industry generally. The Compensation Committee believed that, as CEO of McClatchy, Mr. Pruitt should be additionally incentivized in this respect. The Compensation Committee did not make or pay out any other restricted stock or performance-based restricted stock grant to Mr. Pruitt in 2010.

Equity Grant Policies.    Prior to 2010, our Compensation Committee made all equity grants to our executive officers, including the NEOs, at its December meeting each year. In the future, however, the Compensation Committee intends to make long-term incentive awards at its February meeting. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all options granted, historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment.

In addition, each year the Compensation Committee delegates to Mr. Pruitt the limited authority to grant SARs and long-term incentive awards to non-executive employees. Mr. Pruitt makes grants of equity awards to new hires or promoted employees, with a grant date as of the employee’s first day of employment or effective date of promotion and, with respect to SARs and options, at an exercise price equal to the closing market price of our Class A Common Stock on the date of grant.

Retirement Benefits

The Company maintains The McClatchy Company Retirement Plan, a qualified defined benefit plan (the “Pension Plan”), our supplemental executive retirement plan (the “SERP”), and supplemental retirement benefits under which Mr. Pruitt receives certain additional enhancements (referred to as the “CEO SERP”) pursuant to the terms of his employment agreement (see the description on page 43 below under “Mr. Pruitt Employment Agreement”) (the “CEO Employment Agreement”). We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement savings plan based on years of service. We offered the SERP to our senior executives, including each of the NEOs, as we believed it was fair and appropriate to provide post-retirement income to these officers commensurate with their years of service to McClatchy and taking into consideration each officer’s actual income levels, regardless of the income limitations pursuant to the qualified plan, as provided by IRS limitations.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, benefit accruals under the Pension Plan were frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, benefit accruals under the SERP and the CEO SERP were frozen effective February 4, 2009. In addition, the Company announced on February 5, 2009, that effective March 31, 2009, it would temporarily suspend the Company’s matching contribution under The

McClatchy Company Deferred Compensation and Investment Plan (the “401(k) Plan”) in light of the continuing economic downturn. Prior to the freeze, the SERP operated in tandem with the Pension Plan. Under the Pension Plan, benefits accrue at a rate of 1.3% of “average monthly earnings” times years of benefit service up to a maximum of 35 years. For purposes of the Pension Plan, “average monthly earnings” means the monthly base pay averaged over the five consecutive calendar years that produces the highest average.

The Company maintained the SERP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the NEO’s actual income levels. The Internal Revenue Code limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2010, $245,000) and by limiting the amount of benefit that can be paid from the plan (for 2010, an annuity at normal retirement age cannot exceed $195,000). The SERP also provided an enhanced pension formula. Accordingly, the SERP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. Furthermore, the SERP formula provides a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. For purposes of the SERP, “enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average is determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan.

Pursuant to the Company’s freeze of the SERP, benefits under the SERP remain at the amount accrued as of February 4, 2009. This means that no NEO received a benefit under the SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

The CEO SERP

The CEO SERP (the terms of which are set forth in the CEO Employment Agreement) provides that Mr. Pruitt will receive the SERP benefits as described above, however, his benefits accrue at a rate of 2% of enhanced monthly average compensation with a benefit service maximum of 30 years. Under the CEO SERP, Mr. Pruitt would be entitled to unreduced benefits at age 57, which is the earliest unreduced retirement age under the CEO SERP. On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. The Board of Directors can elect to terminate the automatic extension feature of the agreement; however, that election would apply only to term extensions that would become effective more than 60 days after notice. Currently, the term of the CEO Employment Agreement will expire on June 1, 2013.

Notwithstanding the terms of the CEO Employment Agreement and the rights Mr. Pruitt has under the CEO Employment Agreement to benefits provided by the CEO SERP through June 1, 2012, Mr. Pruitt requested, and the Compensation Committee agreed, that benefits under the CEO SERP would be frozen and remain at the amount accrued as of February 4, 2009. This means that Mr. Pruitt did not receive a benefit under the CEO SERP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009, notwithstanding the terms of the CEO Employment Agreement.

Adoption of The McClatchy Company Benefit Restoration Plan and The McClatchy Company Bonus Recognition Plan

On February 4, 2009, the Compensation Committee approved the adoption of the following two new executive supplemental retirement plans to provide benefits at significantly reduced levels compared to the SERP:

•	The McClatchy Company Benefit Restoration Plan; and

•	The McClatchy Company Bonus Recognition Plan.

The benefits under these plans are described below. Mr. Pruitt participates in both of these executive supplemental retirement plans. As noted above, Mr. Pruitt will not receive any other benefit replacing the CEO SERP.

The McClatchy Company Benefit Restoration Plan

An employee of the Company and its affiliates whose compensation in any calendar year exceeds the applicable limit of annual earnings that can be taken into account in a pension formula ($245,000 for 2010) automatically becomes a participant in The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”). Each NEO is eligible to participate in the Benefit Restoration Plan.

The Benefit Restoration Plan provides that, for each calendar year for which the Company makes a matching contribution to salaried employees under 401(k) Plan generally, the Company will make a matching contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The matching contribution under the Benefit Restoration Plan will equal the rate of any matching contribution applied under the 401(k) Plan for such calendar year multiplied by the participant’s base salary for the calendar year, minus the maximum matching contribution allocable to the participant under the 401(k) Plan for the calendar year. On February 5, 2009, the Company announced that it would temporarily suspend the matching contribution to its 401(k) plans effective March 31, 2009. So long as there is no matching contribution for employees under the 401(k) Plan, there is no matching contribution made for any participant under the Benefit Restoration Plan.

In addition, the Benefit Restoration Plan provides that for each year for which the Company makes a profit-sharing contribution to salaried employees under the 401(k) Plan generally, the Company may make a supplemental contribution under the Benefit Restoration Plan to each participant who remains employed by the Company or its affiliates on the last day of such calendar year or who terminated employment during the calendar year on account of retirement on or after age 55, death or disability. The supplemental contribution under the Benefit Restoration Plan will equal the supplemental contribution percentage applied under the 401(k) Plan for such year, if any, multiplied by the participant’s base salary for the calendar year, minus the maximum profit sharing contribution allocable to the participant under the 401(k) Plan for the calendar year. If there is no supplemental contribution made for employees under the 401(k) Plan, there is no supplemental contribution made for any participant under the Benefit Restoration Plan.

Any Company contributions under the Benefit Restoration Plan will be credited to a participant’s bookkeeping account, which account will be adjusted to reflect increases or decreases based on the allocation of the account in one or more investment indexes selected by the plan administrator. As with the Company’s 401(k) Plan, a participant is vested in the Benefit Restoration Plan after three years of employment with the Company. All of the NEOs are vested in the Benefit Restoration Plan. Except in the case of termination of employment due to a participant’s death, a participant’s vested benefits under the plan will be distributed in three equal annual installments commencing in January of the calendar year following his or her termination date or, if later, as of the first day of the seventh month following his or her termination date. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

The McClatchy Company Bonus Recognition Plan

The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan”) contains provisions that are identical to the Benefit Restoration Plan except that participation in the Bonus Recognition Plan is limited to those executives of the Company and its affiliates who are designated from time to time to participate in the plan. In addition, the rate of Company matching contributions and supplemental contributions, if any, will be applied to a participant’s annual incentive payment. As with the Benefit Restoration Plan, if there are no matching contributions or supplemental contributions under the 401(k) Plan, there are no matching or supplemental contributions under the Bonus Recognition Plan. Each NEO is eligible to participate and is vested in the Bonus Recognition Plan.

For additional information on the Pension Plan and SERP (including the CEO SERP) in effect during fiscal year 2010, see the Pension Benefits Table and accompanying narrative below.

Tax Considerations.

Generally, we structure our compensation programs to comply with the Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the deduction available to McClatchy for compensation paid to the chief executive officer and, based on IRS interpretive guidance, the three most highly compensated executive officers other than the chief financial officer to the extent the compensation paid to any such person exceeds $1,000,000, unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment. All equity grants made to our NEOs qualify as performance-based compensation pursuant to Section 162(m). In addition, the annual bonuses paid to our CEO qualify as performance-based compensation and thus are fully deductible by McClatchy under Section 162(m). To date, annual bonus payments to NEOs other than Mr. Pruitt have not resulted in payments in excess of the limitation under Section 162(m). We may, in the future, however, determine to pay compensation to the executive officers, including the CEO, which may not be deductible under Section 162(m) of the Code.

Summary Compensation Table.    The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 26, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
Gary B. Pruitt	2010	$953,700	$—	$—	$—	$1,850,000	$732,976	$168,852	$3,705,528
Chairman, President and	2009	$976,250	$—	$1,539,000	$—	$—	$1,174,019	$63,960	$3,753,229
Chief Executive Officer	2008	$1,100,000	$—	$—	$382,450	$—	$739,090	$115,629	$2,337,169

Patrick J. Talamantes	2010	$459,500	$—	$—	$—	$310,000	$30,524	$36,389	$836,413
Vice President, Finance	2009	$462,500	$—	$239,400	$243,650	$—	$54,056	$20,855	$1,020,461
and Chief Financial Officer	2008	$500,000	$—	$—	$76,490	$—	$45,029	$10,173	$631,692

Robert J. Weil	2010	$550,800	$—	$—	$—	$360,000	$125,192	$40,523	$1,076,515
Vice President,	2009	$555,000	$—	$273,600	$292,380	$—	$185,097	$22,112	$1,328,189
Operations	2008	$600,000	$—	$—	$91,788	$—	$175,802	$13,597	$881,187

Frank R. J. Whittaker	2010	$550,800	$—	$—	$—	$390,000	$211,793	$45,203	$1,197,796
Vice President,	2009	$555,000	$—	$273,600	$292,380	$—	$309,273	$19,734	$1,449,987
Operations	2008	$600,000	$—	$—	$91,788	$—	$235,113	$13,597	$940,498

Karole Morgan-Prager(6)	2010	$367,200	$—	$—	$—	$300,000	$45,709	$20,924	$733,833
Vice President,	2009	$—	$—	$—	$—	$—	$—	$—	$—
General Counsel and Secretary	2008	$—	$—	$—	$—	$—	$—	$—	$—

(1)

Value of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 11 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 26, 2010.

(2)

Value of stock option awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 11 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 26, 2010. No stock option awards were made to the NEOs during fiscal 2010.

(3)

Amounts shown in column (g) reflect the amounts earned as annual cash incentives under the CEO Bonus Plan with respect to Mr. Pruitt and the MBO Plan for the other NEOs. In addition, for the NEOs other than Mr. Pruitt, the amounts reflect the payment of retention bonuses under the Company’s Senior Executive Retention Bonus Plan. Mr. Pruitt did not participate in the retention plan.

(4)

Amounts represent solely the aggregate change in the actuarial present value of the NEOs’ accumulated benefit under The McClatchy Company Retirement Plan (the “Pension Plan”) and the SERP, including certain SERP benefit enhancements applicable to the CEO, from the measurement date used for financial statement reporting purposes from 2009 to 2010, 2008 to 2009, and 2007 to 2008, respectively. These plans were frozen to new accruals effective as of March 31, 2009. Although we did not make any changes in our pension plans (including our SERP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP) early in 2009 so that participants, including the NEOs, did not earn any additional benefits due to additional years of service or additional compensation, there was a significant change in value shown in the table above for 2009. The change in value resulted even though by freezing the plans no NEOs accrued any additional benefit since 2008, and the normal retirement annuity benefit under the pension plan and the SERP were the same as at the end of 2008. The Summary Compensation Table requires that the Company report the change in the lump sum value of the SERP benefit, notwithstanding that the benefit is payable only as an annuity and that NEOs’ increased age and variations in the interest rate and mortality assumptions may result in significant swings in the value of the SERP benefit. In the case of each NEO, the increase in the present value of the accumulated benefit shown in the table above was due (i) to the change in the actuarial assumptions (i.e., interest rate and mortality) used to determine the present value of the benefit from 2009 to 2010 (discussed below) and (ii) to an additional year of age in 2010. For each NEO, the distribution between the increase due to the change in interest rate and to the additional year of age varies. However, using the CEO and CFO as examples, the change for the CEO due to the actuarial assumptions was 23% and due to one additional year of age was 77%. For the CFO, the change was due 35% to the actuarial assumptions and 65% to the additional year of age.

For 2010, the assumptions used to determine the present value of the aggregate accumulated benefit were a 5.93 % interest rate and the RP 2000 mortality table. For 2009 and 2008, the mortality table was the RP 2000 mortality table and the interest rate was 6.04% and 6.54%, respectively.

(5)

Amounts in column (i) for fiscal 2010 include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•

Supplemental contributions on behalf of each NEO by McClatchy pursuant to the Company’s (i) 401(k) Plan; (ii) Benefit Restoration Plan; and (iii) Bonus Recognition Plan. The 2010 contribution was $112,134 for Mr. Pruitt and $30,624 for Mr. Whittaker.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.
•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.
•	Company-paid premiums toward the cost of health coverage under McClatchy group health insurance plan.

With respect to Mr. Pruitt, the amount also includes the tax-reimbursement on the Company premiums toward long-term disability coverage.

(6)	Ms. Morgan-Prager was not an NEO for fiscal 2008 and 2009.

Grants of Plan-Based Awards.    The Company did not make any grants of equity or non-equity compensation to the NEOs during the fiscal year ended December 26, 2010.

Outstanding Equity Awards at Fiscal 2010 Year End.    The following table set forth information concerning the outstanding equity awards held by the NEOs as of December 26, 2010.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Pruitt, Gary B.	125,000	375,000	(2)	—	$1.70	12/16/2018	450,000	(6)	$2,155,500	—	—
	150,000	150,000	(3)		$13.22	12/11/2017
	18,750	6,250	(4)		$40.22	01/23/2017
	75,000	25,000	(4)		$42.50	12/12/2016
	75,000				$59.09	12/13/2015
	25,000				$71.10	12/14/2014
	100,000				$67.31	12/16/2013
	100,000				$57.20	12/17/2012
	100,000				$45.98	12/12/2011

Talamantes, Patrick J.	—	100,000	(5)		$3.42	12/15/2019	70,000	(6)	$335,300
	25,000	75,000	(2)	—	$1.70	12/16/2018				—	—
	37,500	37,500	(3)		$13.22	12/11/2017
	24,000	8,000	(4)		$42.50	12/12/2016
	26,000				$59.09	12/13/2015
	26,000				$71.10	12/14/2014
	26,000	—			$67.31	12/16/2013
	24,000	—			$57.20	12/17/2012
	24,000				$45.98	12/12/2011
	20,000				$39.89	04/02/2011

Weil, Robert J.	—	120,000	(5)		$3.42	12/15/2019	80,000	(6)	$383,200
	5,000	90,000	(2)	—	$1.70	12/16/2018				—	—
	45,000	45,000	(3)		$13.22	12/11/2017
	30,000	10,000	(4)		$42.50	12/12/2016
	32,000				$59.09	12/13/2015
	32,000				$71.10	12/14/2014
	32,000				$67.31	12/16/2013
	32,000				$57.20	12/17/2012
	32,000				$45.98	12/12/2011

Whittaker, Frank R.J.	—	120,000	(5)		$3.42	12/15/2019	80,000	(6)	$383,200
	—	90,000	(2)	—	$1.70	12/16/2018				—	—
	45,000	45,000	(3)		$13.22	12/11/2017
	30,000	10,000	(4)		$42.50	12/12/2016
	32,000				$59.09	12/13/2015
	32,000				$71.10	12/14/2014
	32,000				$67.31	12/16/2013
	32,000				$57.20	12/17/2012
	32,000				$45.98	12/12/2011

Morgan-Prager, Karole		80,000	(5)		$3.42	12/15/2019	60,000	(6)	$287,400
		60,000	(2)		$1.70	12/16/2018
	30,000	30,000	(3)		$13.22	12/11/2017
	15,000	5,000	(4)		$42.50	12/12/2016
	16,000				$59.09	12/13/2015
	16,000				$71.10	12/14/2014
	16,000				$67.31	12/16/2013
	16,000				$57.20	12/17/2012
	16,000				$45.98	12/12/2011

(1)

Market value calculated by multiplying the closing market price of our Class A Common Stock on December 23, 2010 ($4.79 per share) by the number of units of stock. December 23rd was the last trading day of our fiscal year, which ended on December 26, 2010.

(2)	One-quarter of these SARs vest on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013 based on continued service.
(3)	One-quarter of these SARs vest on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012 based on continued service.

(4)	One-quarter of these SARs vest on each of March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011, based on continued service.
(5)	One-quarter of these SARs vest on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014 based on continued service.
(6)	The restricted stock units vest on March 1, 2012.

Option Exercises and Stock Vesting Table.    Of the restricted stock grant made to Mr. Pruitt on January 24, 2006, 4,688 vested on January 24, 2010.

2010 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Received on Vesting ($)(2)
Pruitt, Gary B.	—	$—	4,688	$22,315
Talamantes, Patrick J.	—	—	—	—
Weil, Robert J.	25,000	39,250	—	—
Whittaker, Frank R.J.	30,000	99,000	—	—
Morgan-Prager, Karole	20,000	78,800	—	—

(1)

This column represents the total numbers of shares underlying the exercised stock appreciation rights. Upon exercise, Messrs Weil and Whittaker received 12,003 and 19,800 shares, respectively, and Ms. Morgan-Prager received 13,971 shares, which represents the increase in the stock price since the grant of the award. These amounts do not reflect shares withheld to pay taxes.

(2)

Value realized calculated based on the number of shares multiplied by the closing market price of our Class A Common Stock on January 22, 2010 ($4.76) (because Sunday, January 24, 2010, was not a business day, for purposes of this calculation the closing price on Friday, January 22, 2010, was used). Value reflects the gross amount to Mr. Pruitt. McClatchy held back shares to pay the taxes associated with vesting, resulting in a net value to Mr. Pruitt of 2,735 shares, or $13,019 value realized.

Pension Benefits Table.    The following table sets forth the present value of accumulated pension benefits under each of McClatchy’s Pension Plan and SERP for each of the NEOs during the fiscal year ended December 26, 2010, based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan. Effective March 31, 2009, benefit accruals under each of the Pension Plan and the SERP were frozen for all participants. For Mr. Pruitt the age of unreduced benefits is 62 under the Pension Plan and 57 under the SERP. For each other NEO, the age of unreduced benefits is age 62 under the SERP. In the case of Messrs. Talamantes, Whittaker and Ms. Morgan-Prager, the unreduced benefits age is 62 under the Pension Plan, and, for Mr. Weil it is age 64.58 under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the SERP nor the Pension Plan benefit is payable as a lump sum benefit. Under the terms of the Pension Plan and the SERP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date. The single life annuity values are set forth below in the footnote to this table.

2010 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($)(f))
Pruitt, Gary B.	Supplemental Executive Retirement Plan	23.67	$9,649,460	$0
	The McClatchy Retirement Plan	23.67	$480,407	$0
Talamantes, Patrick J.	Supplemental Executive Retirement Plan	7.75	$246,304	$0
	The McClatchy Retirement Plan	7.75	$111,671	$0
Weil, Robert J.	Supplemental Executive Retirement Plan	14.00	$1,392,770	$0
	The McClatchy Retirement Plan	14.00	$380,673	$0
Whittaker, Frank R.J.	Supplemental Executive Retirement Plan	23.17	$2,303,530	$0
	The McClatchy Retirement Plan	23.17	$726,363	$0
Morgan-Prager, Karole	Supplemental Executive Retirement Plan	12.92	$331,000	$0
	The McClatchy Retirement Plan	12.92	$217,160	$0

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective retirement plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in Note 7 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 26, 2010. Specifically, the assumptions used to determine the present value under the Pension Plan were a 5.92% interest rate and the RP 2000 mortality table, and to determine the present value under the SERP were a 5.93% interest rate and the RP 2000 mortality table. The following are the single life annuity monthly amounts payable to each NEO under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Pruitt, $76,568 and $5,590; (b) Mr. Talamantes, $4,256 and $1,925; (c) Mr. Weil, $10,743 and $3,613; (d) Mr. Whittaker, $17,597 and $5,544; and (e) Ms. Morgan-Prager $4,936 and $3,231.

Frozen Pension Plan.    Prior to freezing the plan in March 2009, each NEO participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all full-time and part-time employees of McClatchy and other participating subsidiaries who satisfied a six-month service requirement to become participants in the Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Benefits vested after five years of service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any NEO with 20 or more years of eligible service, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Messrs. Pruitt and Whittaker are eligible for early retirement under the Pension Plan. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint and last survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Internal Revenue Service Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($245,000 for 2010) and by limiting the amount of benefit that can be paid from the plan (for 2010, an annuity at normal retirement age cannot exceed $195,000).

Supplemental Pension Plan.    In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP provided enhanced pension benefits to our NEOs in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP benefit was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO other than Mr. Pruitt, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of SERP participation service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the 36 consecutive months of Pension Plan participation that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. In the case of Mr. Pruitt, the SERP benefit was determined as described above, however, his benefit accrued at a rate of 2% of enhanced monthly average compensation with a benefit service maximum of 30 years. The 2% enhanced monthly average compensation pension formula provided Mr. Pruitt a pension equal to 60% of his final average base and bonus compensation payable as an annuity. Given Mr. Pruitt’s stellar, committed and long service to McClatchy as CEO, the Compensation Committee believed it was appropriate to provide such a pension in relation to pay in excess of the limits applicable under its qualified plans.

Normal retirement age under the SERP is age 60 for Mr. Pruitt and age 65 for each other NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, Mr. Pruitt would be entitled to an unreduced benefit commencing at age 57, and each other NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of service. Accordingly, each of the NEOs was fully vested in his or her SERP benefit as of March 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in the same form and at the same time as elected under the Pension Plan.

Non-Qualified Deferred Compensation Table.    As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan (described above). For the fiscal year ended December 26, 2010, the following contributions were made to these plans for the NEOs:

Name	Plan Name(1)	Executive Contribution in Last FY ($)	Registrant Contribution in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Pruitt, Gary B.	Benefit Restoration Plan	$0	$28,334	$0	$0
	Bonus Recognition Plan	$0	$74,000	$0	$0	$102,334
Talamantes, Patrick J.	Benefit Restoration Plan	$0	$6,415	$0	$0
	Bonus Recognition Plan	$0	$4,500	$0	$0	$10,915
Weil, Robert J.	Benefit Restoration Plan	$0	$9,168	$0	$0
	Bonus Recognition Plan	$0	$5,550	$0	$0	$14,718
Whittaker, Frank R.J.	Benefit Restoration Plan	$0	$12,224	$0	$0
	Bonus Recognition Plan	$0	$8,600	$0	$0	$20,824
Morgan-Prager, Karole	Benefit Restoration Plan	$0	$3,662	$0	$0
	Bonus Recognition Plan	$0	$4,800	$0	$0	$8,462

(1)

Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan after three years of employment with the Company. All of the NEOs are vested in the plans. Except in the case of termination of employment due to a participant’s death, a participant’s vested benefits under the plans will be distributed in three equal annual installments commencing in January of the calendar year following his or her termination date or, if later, as of the first day of the seventh month following his or her termination date. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

(2)	Amounts shown in this column are reported as compensation in the last completed fiscal year in the Summary Compensation Table.

Potential Payments Upon Termination and Agreements and Change in Control

Only Mr. Pruitt is entitled to receive severance payments and continued benefits upon certain terminations of employment, as described below, which do not include terminations in connection with a change in control of McClatchy. These provisions were entered into in connection with the negotiation of Mr. Pruitt’s employment agreement in 1996 and were what the Compensation Committee believed were competitive and consistent with industry practice at the time. In addition, we believe severance payments upon termination of employment outside of the control of Mr. Pruitt are reasonable and fair given Mr. Pruitt’s long-term commitment to McClatchy and our overall performance during the period since he joined the Company.

In addition, upon a change in control of McClatchy, pursuant to the terms of our equity plans, all outstanding unvested equity awards accelerate and vest in full.

Mr. Pruitt Employment Agreement

McClatchy entered into an employment agreement, dated June 1, 1996, and amended and restated on October 20, 2003, and amended as of December 16, 2008, and February 4, 2009, with Mr. Pruitt. On June 1 of each year, the term of the agreement automatically extends for one year so that effective on each June 1, the remaining term of employment is a full three-year period. Therefore, on June 1, 2010, the term of the agreement extended to June 1, 2013. The Board of Directors can elect to terminate the automatic extension feature of the agreement; however, that election would apply only to term extensions that would become effective more than 60 days after notice. As of March 31, 2011, the Board of Directors has not terminated the automatic renewal feature under the agreement.

Involuntary Termination or Termination for “Good Reason”

If, during the term of the agreement, Mr. Pruitt’s employment is involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigns for “good reason” (as these terms are defined below), he is entitled to a severance payment for the balance of the term of the agreement then in effect, equal to 300% of (i) his base salary, at the rate then in effect, plus (ii) the average of his annual bonuses for the three completed fiscal years prior to termination. The severance payment would be made in a lump sum. If Mr. Pruitt had terminated on December 26, 2010, under circumstances giving rise to severance, the cash severance amount would have been $3,661,100.

In addition, if a severance payment is made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his re-employment, whichever is earlier. The current value of this benefit, assuming a severance payment was made on December 26, 2010, would be $170,157.

For purposes of the severance benefits described above:

•

“cause” means (i) Mr. Pruitt’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Pruitt’s willful act of gross misconduct that is materially injurious to the Company; and

•

“good reason” means (i) Mr. Pruitt’s demotion, (ii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the chief executive officer of the Company or its successor), (iii) Mr. Pruitt’s removal from the Company’s Board of Directors, (iv) relocation of the Company’s headquarters from Sacramento, California, or (v) any situation that would impair the ability of Mr. Pruitt to exercise the authority and perform the functions customarily exercised and performed by the Company’s chief executive officer.

Termination Due to Disability

If, during the term of the agreement, Mr. Pruitt’s employment is terminated because of disability, he is entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect until the third anniversary of the effective date of termination of employment or until disability benefits under McClatchy’s group insurance plan are discontinued, whichever is earlier, reduced by all other disability benefits that are payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. Assuming termination on December 26, 2010, the amount of this benefit would be $572,220 payable for each of the three years for a total benefit of $1,716,660. McClatchy has insurance coverage for the full amount of these payments. As a result, if Mr. Pruitt terminated employment on account of disability on December 26, 2010, these payments would be made from the long-term disability insurance policy, the premiums for which are included in the All Other Compensation column of the Summary Compensation Table above.

In addition, pursuant to the terms of the agreement, if Mr. Pruitt’s employment is terminated because of disability, his group insurance benefits are to be continued for three years or, if of shorter duration, as long as any disability benefit is payable. The premium cost of three years of such continued coverage as of December 26, 2010, would have been $95,145 based on the cost to McClatchy for such premiums on December 26, 2010.

No Gross-Up Provisions

Under the terms of Mr. Pruitt’s employment agreement, in the event it is determined that any payment or distribution is owed to Mr. Pruitt (including the right to exercise or vesting of options, restricted stock or other equity compensation) by McClatchy, its affiliates or any person who acquires ownership or effective control of a substantial portion of McClatchy or its assets (within the meaning of section 280G of the Internal Revenue Code of 1986 (“Code”)) would be subject to the excise tax imposed by section 4999 (the “Excise Tax”) of the Code, then such payments or distributions made to Mr. Pruitt will be reduced to $1 less than the value at which such payments or distributions would be subject to the Excise Tax. Mr. Pruitt will have the right to designate the rights, payments or benefits that will be reduced or eliminated so as to avoid having the payment or benefit deemed subject to Excise Tax.

Potential Walk-Away Payments

The following table sets forth quantitative information with respect to potential payments to Mr. Pruitt or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 26, 2010.

Type of Compensation	Voluntary	Disability		Death		For Cause	Not-for-Cause		Change-in-Control
Cash severance benefit	$0	$1,716,660	(1)	$0		$0	$3,661,100		$3,661,100	(2)
Restricted Stock/Units	0	2,155,500	(3)	2,155,500	(3)	0	2,155,500	(3)	2,155,500	(3)
SARs(4)	772,500	1,158,750		1,158,750		772,500	772,500		1,158,750

Benefit Restoration/Bonus Recognition	102,334	102,334		102,334		102,334	102,334		102,334
Pension/SERP Lump Sum(5)	11,134,000	10,954,000		10,599,000		11,134,000	11,134,000		11,134,000
Savings Plan benefit(6)	327,374	327,374		327,374		327,374	327,374		327,374
Continuation of Insurance Benefits	0	95,145		0		0	170,157		170,157
Survivor Death Benefit	0	0		6,000,000		0	0		0
Tax gross-up	0	0		0		0	0		0

Sub-Total	$12,336,208	$16,509,763		$20,342,958		$12,336,208	$18,322,965		$18,709,215

Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	11,563,708	11,383,708		11,028,708		11,563,708	11,563,708		11,563,708

Amount Triggered due to Termination	$772,500	$5,126,055		$9,314,250		$772,500	$6,759,257		$7,145,507

(1)	Payable over three (3) years in monthly installments.
(2)

Assumes not-for-cause termination on account of a change-in-control. Please note that in all cases the cash severance amount is calculated as of December 26, 2010. Mr. Pruitt’s cash severance is based on his salary for the year of termination and the average bonuses paid to him for the three (3) years prior to the year of the termination.

(3)

Uses the December 23, 2010, $4.79 stock price. Amount shown reflects the value of the award of 450,000 restricted stock units to Mr. Pruitt described in footnote (6) to the Outstanding Equity Awards at Fiscal 2010 Year-End Table.

(4)

Uses the December 23, 2010, $4.79 stock price. At that price, only one grant of 500,000 shares is “in-the-money.” This grant has a $1.70 exercise price. The award provides for the accelerated vesting of two tranches as a result of retirement when Mr. Pruitt is 50 to 57 years of age. Given Mr. Pruitt’s age, both for cause and not-for-cause terminations are, for purposes of this table only, interpreted to constitute “retirement.” For a not-for-cause, change-in-control termination, or a termination in connection with death or disability, the SARs become fully vested.

(5)	This is the lump sum value assuming payment as a joint and 100% survivor annuity. Note, however, that payment would be made as an annuity.
(6)	This includes the matching contribution account and the 2010 supplemental profit-sharing contribution, which are the Company contributions currently held under the Savings Plan.

Change-in-Control Arrangements

Pursuant to our equity plans, in the event of a change in control of McClatchy, each outstanding unvested equity award held by the NEOs will become fully vested and nonforfeitable. If a change in control had occurred on December 23, 2010 (the last trading day prior to the fiscal year end), the equity awards becoming vested would have consisted of the SARs, restricted stock units and performance restricted stock set forth in the following table.

Name	Value of SARs ($)	Value of Performance Restricted Stock ($)	Value of Restricted Stock Units ($)	Total ($)
Mr. Pruitt	$1,158,750	$—	$2,155,500	$3,314,250
Mr. Talamantes	$368,750	$—	$335,300	$704,050
Mr. Weil	$442,500	$—	$383,200	$825,700
Mr. Whittaker	$442,500	$—	$383,200	$825,700
Ms. Morgan-Prager	$295,000	$—	$287,400	$582,400

As described above, however, Mr. Pruitt’s employment agreement requires a cut-back of benefits that otherwise would constitute excess parachute payments under section 4999 of the Code (taking into account severance payments and all other benefits treated as paid in connection with a change in control). In addition, for the NEOs other than Mr. Pruitt, there is neither a cut-back provision nor a gross-up provision that would apply in connection with a change in control of the Company. Accordingly, if payments made in connection with a change in control were to result in excess parachute payments, the NEOs would be subject to the 20% excise tax under section 4999 of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes McClatchy’s equity plan information as of December 26, 2010.

Equity Compensation Plan Information

	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders
Amended and Restated 1990 Directors’ Stock Option Plan	—	—	—
Amended and Restated 1994 Stock Option Plan	—	57.44	—
2001 Director Option Plan	—	58.65	—
2004 Stock Incentive Plan	2,623,500	2.44	2,538,450
Amended Employee Stock Purchase Plan	284,539	N/A	284,539
Equity compensation plans not approved by shareholders
1997 Stock Option Plan		52.74	—

Total(1)	2,908,039		2,822,989

(1)	As of December 26, 2010, all other options and stock appreciation rights were underwater (their exercise price was greater than the Company’s stock price).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, Larry Jinks served as the chairman and Molly Maloney Evangelisti, Theodore Mitchell, and S. Donley Ritchey served as members of the Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2010 and none of these individuals has ever been an officer of McClatchy. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or stockholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

S. Donley Ritchey serves as the chairman and Leroy Barnes, Jr., Kathleen Foley Feldstein, Larry Jinks, and Frederick R. Ruiz serve as members of the Audit Committee. Each of the members of the Audit Committee is independent (as that term is defined under the NYSE’s current listing standards). The Board of Directors has designated Mr. Ritchey and Mr. Barnes as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on March 22, 2011. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends the discharge, if necessary, of the independent auditors;

•

preapproves (or may subsequently approve where permitted under the rules of the Securities and Exchange Commission) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•	it has discussed with the independent auditors the matters required to be discussed by SAS114 (The Auditor’s Communication With Those Charged With Governance);

•	it has discussed with the independent auditors the auditors’ independence; and

•

it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 26, 2010.

Respectfully submitted by the members of the Audit Committee of McClatchy.

S. DONLEY RITCHEY, Chairman

LEROY BARNES, JR.

KATHLEEN FOLEY FELDSTEIN

LARRY JINKS

FREDERICK R. RUIZ

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received or written representations from reporting persons stating that they were not required to file these forms, during the fiscal year ended December 26, 2010, no other director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act, other than Kathleen Foley Feldstein, who, due to an administrative error, filed a Form 4 with respect to the grant of 10,000 shares of Class A Common Stock to each non-employee director one day late.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations 2100 Q Street Sacramento, California 95816, (916) 321-1846

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals to be presented at McClatchy’s 2012 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 2, 2011, to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, we will seek discretionary authority in our proxy for our 2012 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 15, 2012.

April 1, 2011	By Order of the Board of Directors

Karole Morgan-Prager, Corporate Secretary

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32375-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Leroy Barnes, Jr.	05) William B. McClatchy
	02) Molly Maloney Evangelisti	06) Theodore Mitchell
	03) Brown McClatchy Maloney	07) Gary Pruitt
	04) Kevin S. McClatchy	08) Frederick R. Ruiz

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2011 fiscal year.							☐	☐	☐

3.	To approve, in a non-binding vote, the compensation of the Company’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote “THREE YEARS” on the following proposal:							1 Year	2 Years	3 Years	Abstain

4.

To recommend, in a non-binding vote, whether a resolution that a non-binding shareholder vote to approve compensation of the Company’s named executive officers should occur every one, two or three years.

							☐	☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32376-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 18, 2011 9:00 AM PDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary Pruitt and Karole Morgan-Prager, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 09:00 AM, PDT on May 18, 2011, at the Hyatt Hotel, Regency F Ballroom, 1st Floor, 1209 L Street, Sacramento, CA 95814, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com
THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32373-P06772-Z54795	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
01) Elizabeth Ballantine
02) Kathleen Feldstein
03) S. Donley Ritchey

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2011 fiscal year.							☐	☐	☐

3.	To approve, in a non-binding vote, the compensation of the Company’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote “THREE YEARS” on the following proposal:							1 Year	2 Years	3 Years	Abstain

4.	To recommend, in a non-binding vote, whether a resolution that a non-binding shareholder vote to approve compensation of the Company’s named executive officers should occur every one, two or three years.						☐	☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32374-P06772-Z54795
THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 18, 2011 9:00 AM PDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary Pruitt and Karole Morgan-Prager, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 09:00 AM, PDT on May 18, 2011, at the Hyatt Hotel, Regency F Ballroom, 1st Floor, 1209 L Street, Sacramento, CA 95814, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side